Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS THIRD QUARTER 2007 RESULTS

Increases Annual Dividend by $0.10 to $0.70 Per Common Share

    BALTIMORE (October 31, 2007) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and nine months ended September 30, 2007.

    Commenting on the quarter, David Smith, President and CEO of Sinclair, stated, “Our announcement today regarding our Board of Directors’ decision to increase our common stock dividend once again represents our commitment to growing cash flow and creating value for our shareholders.  This is the sixth time in the past three years we have increased the dividend, which is now at a $0.70 per common share dividend rate, on an annualized basis.  At a $12.00 stock price, this represents a 5.8% dividend yield, one of the highest in the broadcast sector.

     In addition to returning some of our cash flow to our shareholders, we have been evaluating other ways to put our capital to work.  As discussed below, we have made investments in non-television assets, such as commercial real estate, that we expect to be accretive.  We expect to close on our previously announced sale of WGGB-TV in Springfield, MA on November 1, 2007, which will generate approximately $21.2 million in proceeds.    Our ability to successfully negotiate retransmission consent agreements resulted in additional revenues which more than offset the loss of political advertising spending in the third quarter.  Operationally, we are seeing some positive ratings trends on the MyNetworkTV stations and success selling the commercial inventory locally.”

Financial Results:

    Net broadcast revenues from continuing operations were $149.4 million for the three months ended September 30, 2007, a decrease of 0.6% versus the prior year period result of $150.3 million.  Operating income was $32.9 million in the three-month period as compared to $38.0 million in the prior year period, a decrease of 13.4%.  The Company had net income available to common shareholders of $9.9 million in the three-month period versus net income available to common shareholders of $22.6 million in the prior year period.  The Company reported diluted earnings per common share of $0.11 for the three-month period versus diluted earnings per common share of $0.25 in the prior year period.

    Net broadcast revenues from continuing operations were $457.0 million for the nine months ended September 30, 2007, down 0.2% versus the prior year period result of $457.9 million.  Operating income was $112.2 million in the nine-month period, a decrease of 6.9% versus the prior year period result of $120.5 million.  The Company had net income available to common shareholders of $9.7 million in the nine-month period, which included a $30.7 million extinguishment of debt charge associated with the partial call of the Company’s 8% senior subordinated notes due 2012 and full redemption of the Company’s 8.75% senior subordinated notes due 2011.  The Company had net income available to common shareholders of $42.9 million in the nine-month period ended September 30, 2006.  Diluted earnings per common share were $0.11 in the nine-month period versus diluted earnings per common share of $0.50 in the prior year period.

Operating Statistics and Income Statement Highlights:

—           Political revenues were $1.1 million in the quarter versus $7.7 million in the third quarter last year.

—           Local advertising revenues were flat in the quarter versus the third quarter 2006, while national advertising revenues decreased 13.2% primarily due to lower political revenues in a non-election year and weakness on the MyNetworkTV stations.  Excluding political revenues, local advertising revenues were up 2.7% and national advertising revenues were down 5.5%.  Advertising spending by the automotive, fast food, paid programming and movies categories were down while media, medical, services and home products advertising spending was up.  Local revenues, excluding political revenues, represented 65.7% of advertising revenues.

—           Time sales on our FOX and CBS stations were up 1.8% and 9.3% in the quarter, respectively.  Stations affiliated with ABC, CW, MyNetworkTV and NBC were down 12.9%, 1.4%, 12.3% and 22.2%, respectively.  Excluding political revenues, our ABC stations were down 0.9%, our CW stations were down 0.8%, our MyNetworkTV stations were down 11.5%, and our NBC stations down 6.1%, while our FOX and CBS stations were up 6.0% and 9.9%, respectively.

—           With all but four markets reported, market share survey results reflect that our stations’ share of the television advertising market in the third quarter of 2007 increased from 16.1% to 16.8%, versus the same period last year.

—           In July 2007, the Company entered into an agreement to sell the assets of WGGB-TV, our ABC affiliate in Springfield, Massachusetts, to Gormally Broadcasting LLC for $21.2 million in cash.  The sale is expected to close November 1, 2007.

—           In July 2007, the Company acquired a commercial warehouse property located in Baltimore, Maryland, for $9.1 million consisting of $1.7 million in cash and $7.4 million in non-recourse debt.

—           In September 2007, the Company acquired a commercial office building located in Baltimore, Maryland, for $17.1 million in cash.

—           In October 2007, the Company made a $5.2 million cash investment in developmental land in Chapel Hill, North Carolina.

—           In October 2007, the Company made a $3.7 million cash investment in developmental land in Annapolis, Maryland.

—           In October 2007, WTTA-TV (MYTV 38) in Tampa, Florida, entered into a news share arrangement with WFLA-TV, the market’s NBC affiliate, in which WFLA-TV will produce a 10pm newscast for WTTA-TV.  The news began airing on October 8, 2007.

Balance Sheet and Cash Flow Highlights:

—           Debt on the balance sheet, net of $10.4 million in cash, was $1,343.9 million at September 30, 2007 versus net debt of $1,348.8 million at June 30, 2007.

—           The Company repurchased $9.9 million face amount of its 8% senior subordinated notes in the open market during the quarter.

—           As of September 30, 2007, 52.8 million Class A common shares and 34.5 million Class B common shares were outstanding, for a total of 87.3 million common shares outstanding.

—           Capital expenditures in the quarter were $3.8 million.

—           Common stock dividends paid in cash in the quarter were $13.0 million.

—           Program contract payments for continuing operations were $18.2 million in the quarter.

Forward-Looking Statements:

    The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, the impact of changes in national and regional economies, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Outlook:

    In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for certain of its fourth quarter 2007 and full year 2007 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

    All assumptions and historical periods have been adjusted to exclude WGGB-TV, which is accounted for under discontinued operations accounting.

     “As expected in non-election years, we do not expect to have the level of political revenues that we experienced in the fourth quarter of 2006,” commented David Amy, EVP and CFO.  “For Sinclair, this amounts to approximately $19.3 million in lower political revenues.  Unlike most other broadcasters, however, our ability to secure retransmission consent fee revenues will offset some of that shortfall.  We are also seeing local sales momentum building on the MyNetworkTV stations in response to some of the network’s program line-up changes.”

—           The Company expects fourth quarter 2007 station net broadcast revenues from continuing operations, before barter, to be approximately $160.4 to $162.0 million as compared to fourth quarter 2006 station net broadcast revenues, before barter, of $169.2 million.  This assumes $1.8 million in political revenues versus $21.1 million received in the fourth quarter last year.

—           The Company expects barter revenue and barter expense each to be approximately $15.2 million in the fourth quarter.

—           The Company expects continuing operations station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, but including stock-based compensation expense, in the quarter to be approximately $75.3 million, a 4.3% increase from fourth quarter 2006 television expenses of $72.2 million.  On a full year basis, television expenses are expected to be approximately $286.2 million, or up a nominal 1.4%, as compared to 2006 television expenses of $282.2 million.  The 2007 television expense forecast includes $0.4 million of stock-based compensation expense for the quarter and $1.5 million for the year, as compared to the 2006 actuals of $0.4 and $1.4 million for the quarter and year, respectively.

—           The Company expects program contract amortization expense to be approximately $22.6 million in the quarter and $96.1 million for the year, as compared to the 2006 actuals of $25.3 million and $90.6 million for the quarter and year, respectively.

—           The Company expects program contract payments to be approximately $20.0 million in the quarter and $78.8 million for the year, as compared to the 2006 actuals of $19.8 million and $87.8 million for the quarter and year, respectively.

—           The Company expects corporate overhead, including stock-based compensation expense, to be approximately $5.6 million in the quarter and $24.5 million for the year.  The 2007 corporate overhead forecast includes $0.1 million of stock-based compensation expense for the quarter and $2.2 million for the year.

—           The Company expects other operating division revenues less operating expenses to be approximately $1.3 million in the fourth quarter, assuming current equity interests.

—           The Company expects depreciation on property and equipment to be approximately $10.8 million in the quarter and $43.5 million for the year, assuming the capital expenditure assumptions below, and as compared to the 2006 actuals of $10.1 million and $45.3 million for the quarter and year, respectively.

—           The Company expects amortization of acquired intangibles to be approximately $4.2 million in the quarter and $17.3 million for the year, as compared to the 2006 actuals of $4.7 million and $17.5 million for the quarter and year, respectively.

—           The Company expects net interest expense to be approximately $21.9 million in the quarter and $93.9 million for the year, assuming no changes in the current interest rate yield curve, and changes in debt levels based on the assumptions discussed in this “Outlook” section.

—           The Company expects the fourth quarter effective tax rate for continuing operations to be approximately 44%, including a current tax benefit from continuing operations of approximately $3.4 million in the quarter based on the assumptions discussed in this “Outlook” section.  For the year, the effective tax rate on continuing operations is expected to be approximately 36%, including a current tax benefit of $16.6 million.

—           The Company expects dividends paid on the Class A and Class B common shares to be approximately $13.1 million in the fourth quarter and $49.6 million for the year, assuming current shares outstanding and a $0.60 per share annual dividend rate.  The increased dividend rate will go into effect with the dividend paid in January 2008.

—           The Company expects to spend approximately $12.6 million in capital expenditures in the quarter and approximately $26.0 million for the year.

Sinclair Conference Call:

    The senior management of Sinclair will hold a conference call to discuss its third quarter results on Wednesday, October 31, 2007, at 8:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

    Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, will own and operate, program or provide sales services to 57 television stations in 35 markets after the sale of WGGB-TV. Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair owns equity interests in various non-broadcast related companies.

Notes:

    “Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release.  As such, the results from operations, net of related income taxes, have been reclassified from income from operations and reflected as net income from discontinued operations.

    Prior year amounts have been reclassified to conform to current year GAAP presentation.

Sinclair Broadcast Group, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUES:
Station broadcast revenues, net of agency commissions	$149,425	$150,272	$456,972	$457,863
Revenues realized from station barter arrangements	14,786	12,750	44,218	38,112
Other operating divisions’ revenues	12,488	3,324	18,841	14,753
Total revenues	176,699	166,346	520,031	510,728

OPERATING EXPENSES:
Station production expenses	35,741	35,121	109,556	108,298
Station selling, general and administrative expenses	33,710	34,237	101,357	101,754
Expenses recognized from station barter arrangements	13,317	11,430	39,995	34,686
Amortization of program contract costs and net realizable value adjustments	29,172	24,075	73,528	65,300
Other operating divisions’ expenses	11,227	3,346	18,852	15,108
Depreciation of property and equipment	10,555	10,671	32,660	35,190
Corporate general and administrative expenses	5,497	5,141	18,888	17,059
Amortization of definite-lived intangible assets and other assets	4,546	4,312	13,032	12,826
Total operating expenses	143,765	128,333	407,868	390,221
Operating income	32,934	38,013	112,163	120,507
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(21,897)	(28,448)	(74,166)	(86,783)
Interest income	89	913	2,178	1,263
(Loss) gain from sale of assets	(30)	4	(38)	(265)
Loss from extinguishment of debt	(68)	(25)	(30,716)	(904)
Gain from derivative instruments	1,897	—	1,300	2,907
Income (loss) from equity and cost method investments	711	57	(181)	6,192
Other income (loss), net	268	(34)	944	448
Total other expense	(19,030)	(27,533)	(100,679)	(77,142)
Income from continuing operations before income taxes	13,904	10,480	11,484	43,365

INCOME TAX (PROVISION)BENEFIT	(4,327)	12,350	(2,317)	(2,594)
Income from continuing operations	9,577	22,830	9,167	40,771
DISCONTINUED OPERATIONS:
Income (loss) from discontinued operations, net of related income tax (provision) benefit of $(436), $(307), $(176) and $182, respectively	324	(265)	542	321
Gain from discontinued operations, net of related income tax provision of $0, $0, $0 and $885, respectively	—	—	—	1,774
NET INCOME	$9,901	$22,565	$9,709	$42,866

EARNINGS PER COMMON SHARE:
Basic earnings per common share from continuing operations	$0.11	$0.27	$0.11	$0.48
Basic earnings per common share from discontinued operations	$—	$—	$0.01	$0.02
Basic earnings per common share	$0.11	$0.26	$0.11	$0.50
Diluted earnings per common share from continuing operations	$0.11	$0.26	$0.11	$0.48
Diluted earnings per common share from discontinued operations	$—	$—	$0.01	$0.02
Diluted earnings per common share	$0.11	$0.25	$0.11	$0.50
Weighted average common shares outstanding	87,175	85,719	86,816	85,650
Weighted average common and common equivalent shares outstanding	87,227	99,149	86,949	85,655
Dividends declared per common share	$0.15	$0.125	$0.45	$0.325

Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	September 30, 2007	June 30, 2007
Cash & cash equivalents	$10,433	$9,181
Total current assets	256,496	241,728
Total long term assets	1,962,903	1,941,054
Total assets	2,219,399	2,182,782

Current portion of debt	46,158	47,245
Total current liabilities	220,991	197,384
Long term portion of debt	1,308,135	1,310,734
Total long term liabilities	1,743,014	1,727,697
Total liabilities	1,964,005	1,925,081

Minority interest in consolidated subsidiaries	1,098	705

Total stockholders’ equity	254,296	256,996
Total liabilities & stockholders’ equity	$2,219,399	$2,182,782

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007
Net cash flow from operating activities	$50,492	$91,126
Net cash flow used in investing activities	(21,579)	(46,806)
Net cash flow used in financing activities	(27,651)	(101,285)

Net decrease in cash & cash equivalents	1,262	(56,965)
Cash & cash equivalents, beginning of period	9,181	67,408
Cash & cash equivalents, end of period	$10,443	$10,443

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